Exhibit 2.9

FIRST AMENDMENT TO

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Amendment”) is effective as of February 17, 2021, by and among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), Thrasys, Inc., a California corporation (“Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Shareholders (“Shareholder Representative”). Certain capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, effective November 20, 2020, Company became a wholly-owned subsidiary of Holdings pursuant to the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Holdings, Company, Shareholder Representative, and UpHealth Thrasys Merger Sub, Inc., a California corporation dated as of November 3, 2020, as subsequently amended by that certain Amended and Restated Agreement and Plan of Merger dated as of November 20, 2020 (the “Merger Agreement”);

WHEREAS, the Merger Agreement includes provisions governing the rights and obligations of the parties thereto with respect to control of Company’s operations prior to the SPAC Merger Closing; and

WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with Section 10.10 thereof to remove such control provisions.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the recitals set forth above, the parties hereto hereby agree as follows:

1. Amendments.

a.	The following text is deleted from Section 5.1 of the Merger Agreement:

“Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that (i) nothing contained in this Agreement shall be construed to give Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the SPAC Merger Closing, (ii) prior to the SPAC Merger Closing, the current directors and officers of the Company shall exercise complete control and supervision of its operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter to the extent the requirement of such consent would, upon the advice of the Company’s counsel, violate any applicable Law, be inconsistent with the requirements of any Governmental Authority, or violate any contractual obligation to which the Company is a party.”

2. Merger Agreement Provisions. Except as specifically amended or waived hereunder, all of the terms and conditions of the Merger Agreement remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the Merger Agreement, this Amendment shall control.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

4. Applicable Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

5. Successors and Assigns. No party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 5 shall be void.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Amended and Restated Agreement and Plan of Merger as of the day and year first above written.

THRASYS, INC.

By:	/s/ Ramesh Balakrishnan
Name: Ramesh Balakrishnan
Title: Chief Executive Officer

UPHEALTH HOLDINGS, INC.

By:	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: Executive Chairman

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Shareholder Representative

By:	/s/ Christopher Letang
Name: Christopher Letang Title: Managing Director

[Signature Page to First Amendment to Amended and Restated Agreement and Plan of Merger]